Inuvo, Inc. First Quarter 2018 May 3, 2018

Operator Comments:

Good day and welcome to the INUVO, Inc. 2018 First Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.

Valter Pinto (Investor Relations) Comments:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the INUVO first quarter 2018 shareholder’s update conference call. Today, Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer, of INUVO will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

Before I turn the call over to management, I would like to mention that Rich and Wally will be attending several upcoming investor conferences. B. Riley Conference, May 23rd and 24th in Santa Monica, California, Ladenburg Technology Expo, May 31st, in New York City and LD Micro, June 4th through the 6th in Los Angeles, California. More details regarding our presentations will be available via a news release forthcoming. We hope to see many of you in person.

With that, I would like to congratulate Management on an outstanding quarter, now with consecutive growth rates in Q4 of 2017 and Q1 of 2018 of 21% and 19% respectively. I’d now turn the call over to Mr. Richard Howe, CEO of INUVO.

Richard Howe (CEO) Comments:

Thank you Valter, and thanks everyone for joining us today.

We had another strong showing in the first quarter of 2018 with Revenue up 19% Year-over-Year to $20.5M. As we had expected, AEBITDA for the quarter improved $500 thousand dollars year over year.

AEBITDA tends to be negative in the early part of the year followed by strong positive AEBITDA in the back end of the year due to demand fluctuations and seasonality. We do expect strong improvement in AEBITDA on an annualized basis in 2018.

After adjusting for traffic acquisition costs, Gross Profits in Q1 were only slightly higher year-over-year. On a cash basis, we had positive free cash flow in the quarter.

In so far as the business is concerned, we have continued to experience strong interest in the IntentKey media solution as an audience building and digital advertising tool for Merchants.

The more we engage with our advertiser clients, the more we grow confident that our IntentKey solution is both unique and aligned with where the market is headed both from an artificial intelligence and privacy standpoint. More on that in a few minutes.

Through April of this year, we have already signed up 5 new advertisers and our pipeline is 3 times as large as it was at this time last year. New and prospective clients canvas multiple industries including insurance, online retail, pharma, automotive, Consumer Packaged Goods and technology.

This is a strong indication of our ability to diversify our revenue stream as a result of progress on the demand side of our business.

Concentration at our largest demand partner dropped 5 percentage points year-over-year and as of the end of Q1 2018, 30% of our overall revenue came from sources other than this single partner.

Both agencies and brands are beginning to experience the IntentKeys ability to find suitable customers beyond that of their existing digital acquisition activities and budgets. This should lead to an increasing share of Ad-Spend for INUVO as the IntentKey continues to perform for them.

The advancements we are making with our AI are particularly well suited to this new world where consumer privacy is front and center. The recent issues at FaceBook and the implementation of new consumer privacy standards across Europe are changing the landscape and as a result, companies are rethinking the manner in which they target consumers online.

As a general statement, INUVO has not been materially impacted by these issues to-date and as it relates to information sharing, INUVO does not share consumer information with third parties.

Our technologies and the data we possess are used exclusively to provide the clients we serve the means to better target their media budgets against the most responsive contextually relevant audiences, while also ensuring that their brand is safely associated with content that is aligned with those brand objectives.

This brand safety capability continues to become an important feature that few companies can deliver on as effectively as INUVO as evidenced recently by the acquisition of Grapeshot by Oracle.

In fact, we are well positioned to take advantage of a more restrictive privacy environment in the future because the AI we’ve developed is at its core a contextually based machine learning technology. It gets smarter with every new website it reads.

The brain behind this AI was built by processing in excess of 4 billion pages and evaluating over a trillion concept relationships within the content of those ingested pages. We process about 20 million new pages daily. Few companies have the technical know-how or the existing infrastructure to accommodate this kind of machine learning at this scale.

The core of our technology is firmly rooted in its ability to contextually understand the content on web pages. We believe our process is one of the best if not the best at matching advertisers with publisher pages as is evidenced by recent successes with our advertising clients.

Conversely, many Inuvo competitors rely heavily on the retargeting of users and the utilization of third-party information which may limit their abilities in the future as our industry shifts to a more consumer privacy centric environment.

In light of these advancements we continue to align the company’s strategy and resources around our Artificial Intelligence with the goal to continue expanding the demand or advertiser side of the business where we feel we have a very strong competitive advantage and the opportunity to build even stronger relationships with the organizations who pay us.

The publisher or supply side of our industry continues to transition towards header bidding or publisher based auctioning technologies. We will continue to develop solutions for the supply side where we expect to leverage our unique demand within those publisher header bidding environments, however we continue to align our resources towards the higher value demand side AI products that we offer.

We believe this continuing focus towards the Demand side of our business, which began in 2017, will reduce expenses and as a result have a positive impact on year-over-year adjusted EBITDA in 2018 with modest impact to revenue.

The China initiative we began in 2017 opened the door for collaboration with and possible investment from Chinese technology companies and investors. The Chinese have shown interest in our AI technology as a way to reach US audiences and eventually audiences with in China.

During the first quarter we hosted a Chinese investor in both our facilities in Little Rock and San Jose where we demonstrated the reach and applicability of our technology. We are hopeful that the current trade and commercial controversy between the US and China won’t interfere with our continuing dialog and the shareholder opportunities that might come from these engagements.

Moving back now to the business of Q1, we had the opportunity to make money on about 3.6 billion pages in Q1, up from 3.0 billion pages the prior year. Revenue per thousand pages was roughly flat year-over-year at about $5.70 cents.

In closing, we continue to become more and more a mobile company. Revenue from mobile sources was 70% of overall revenue in the first quarter and for the first time at INUVO, we started working directly with a software company to help them increase the number of installs of their mobile software products.

And with that, I will now turn the call over to Wally for a more detailed reporting of financial performance for the quarter.

Wally Ruiz (CFO) Comments:

Thank you, Rich, good afternoon everyone. I will recap the financial results of our first quarter.

Inuvo reported revenue of $20.5 million for the quarter ended March 31, 2018; a 19.1% increase from the $17.2 million reported in the same quarter last year.

EBITDA, adjusted for stock-based compensation expense, a non-GAAP financial measure, improved $518 thousand dollars year over year going from a negative $663 thousand dollars in the first quarter last year to a negative $145 thousand dollars in the first quarter this year. For the year, we expect adjusted EBITDA to increase by at least double over 2017.

On a GAAP basis, Inuvo reported a net loss from continuing operations of $1.4 million or 5-cent net loss per share in the quarter ended March 31, 2018 compared to a $1.7 million net loss or 6-cents net loss per share in the prior year. Non-Cash expenses totaled $1.2 million or $0.04 per share in the current year quarter. We had a positive free cash flow in the current quarter.

Revenue increased $3.3 million to $20.5 million in the first quarter of 2018 over the same quarter in the prior year. Both the advertising technology and the publishing sides of the business experienced growth year over year.

As Rich mentioned, the publishing business will remain an important component of Inuvo providing focused supply to advertisers and a laboratory to test and optimize ad tech innovation. However, with the planned emphasis on the Demand Side of the business we expect publishing revenue in the future to represent a lower percentage of the overall revenue and correspondingly we expect reductions in operating expense, the implication being improved operating margins.

The ongoing rebalancing of revenue has reduced the company’s concentration. Last year, we reported that 88% of our revenue was sourced from the two largest media partners. In the first quarter of this year those same two partners represent 80% of overall revenue and their concentration continues to decline as new and additional direct and indirect relationships make up the difference.

Gross Margins improved to 57.2% in the first quarter of 2018 over the 54.2% in the same quarter last year due to the mix of revenues. Publishing revenue has virtually no cost of revenue associated with it as their expense is predominately in marketing costs.

Websites costs are reported in operating expense as Marketing or TAC expense. If you include the marketing or TAC expense in gross profit, gross margins are virtually unchanged at 16.7% in the first quarter of this year compared to last year.

Operating expense is comprised of Marketing costs, Compensation and Selling, general & administration expense and was $13 million in the first quarter of 2018 compared to $11 million in the same quarter last year. All components of operating expenses were higher this year over the prior year.

Marketing costs or TAC was higher due to driving more traffic to websites. We do not expect Marketing Costs to increase in the next two quarters.

Compensation expenses increased by $232 thousand to $2.6 million in the first quarter of 2018 compared to the same quarter in the prior year. The higher expense in the current quarter is primarily due to higher payroll cost. The average headcount, both full-time and part-time, was 92 for the first quarter of 2018 compared to an average of 87 for the same quarter last year. We do not expect compensation expense to increase in the coming quarters.

S,G&A or Selling, general & administration expense was $2.1 million in the first quarter of 2018 virtually unchanged from the same quarter of the prior year. We do not expect S, G & A expense to increase in coming quarters.

Net interest expense was $101 thousand in the first quarter of 2018, compared to $43 thousand in the first quarter of last year due to a higher outstanding balance on our revolver this year and to a 25-basis point higher rate. We expect higher interest expense for the remainder of the year. The interest rate averaged 5-1/2% during the first quarter.

Our balance sheet at March 31, 2018, had cash and cash equivalents of $4.1 million and a $4.9 million outstanding balance on our bank revolving credit line. The revolver has a total commitment of $10 million with availability dependent upon our accounts receivable. At March 31, 2018, we had additional credit availability under the line of $1.2 million.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks, Wally.

We’ve had a strong start to the year and have had consecutive quarters of 19% or better growth year-over-year. Q2 is shaping up along historical trend lines.

As mentioned in my script, we do expect some modest revenue decline on the publisher side of the business, we expect profitability to be positively impacted as a result.

As Wally pointed out in his script, we expect solid year-over-year improvements in AEBITDA.

We remain exceptionally excited about the AI we exclusively own and the value of that technology to both our clients and our shareholders. We have many other applications for this technology on our roadmap.

With that, I’d like to turn the call over to the operator for questions.

Richard Howe (CEO) Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in INUVO and look forward to reporting progress over the coming quarters.